STATE OF INDIANA

           INDIANA UTILITY REGULATORY COMMISSION


JOINT PETITION OF PSI ENERGY, INC. AND                  )
CINCAP VII LLC,PURSUANT TO IND. CODE                    )
ss.8-1-8.5  ET SEQ.:  (1) FOR THE ISSUANCE OF           )
CERTIFICATES OF PUBLIC CONVENIENCE                      )
AND NECESSITY FOR PSI ENERGY, INC.  TO                  )
PURCHASE GENERATINGFACILITIES FOR THE                   )
FURNISHING OF ELECTRIC UTILITY SERVICE                  )    CAUSE NO. 42145
TO THE PUBLIC; (2) FOR THE APPROVAL OF                  )
THE COSTS OF SUCH FACILITIES; AND (3) FOR               )
APPROVAL FOR CINCAP VII TO TRANSFER                     )
OWNERSHIP OF GENERATING ASSETS TO                       )
PSI ENERGY, INC.                                        )




                             AMENDED JOINT PETITION


TO THE INDIANA UTILITY REGULATORY COMMISSION:

     PSI Energy, Inc. ("PSI") and CinCap VII, LLC ("CinCap") respectfully amend their December 27, 2001 Petition in this Cause No. 42145 and represent and show to the Commission that:

         1. Joint Petitioner PSI is a public utility organized and existing under the laws of the State of Indiana, and has its principal office at 1000 East Main Street, Plainfield, Indiana. It is engaged in rendering electric utility service in the State of Indiana, and owns, operates, manages and controls, among other things, plants and equipment within the State of Indiana used for the production, transmission, delivery and furnishing of such electric service to the public. PSI directly supplies electric energy to over 700,000 customers located in 69 counties in the central, north central and southern parts of the State of Indiana, and supplies steam service to one customer from its Cayuga Generating Station. As of October 24, 1994, PSI became a wholly-owned subsidiary of Cinergy Corp. ("Cinergy"). PSI is subject to the jurisdiction of this Commission in the manner and to the extent provided by the Public Service Commission Act, Ind.Code 8-1-2. In addition, PSI believes that I.C. 8-1-2-23, I.C. 8-1-2-49, I.C. 8-1-2-83, and I.C. 8-1-8.5-1 et seq., are or may be
applicable to the subject matter of the Petition.

         2. Joint Petitioner CinCap is a limited liability company organized under the laws of the State of Delaware, registered to do business in the State of Indiana. CinCap owns and operates the Henry County Generating Station that was the subject of the Commission's April 23, 2001 Order in Cause No. 41569, and is subject to the authority of this Commission as provided in said Order; specifically, the Transfer of Ownership provisions of Paragraph 5 of said Order.

         3. As of the date of this Amended Petition, PSI's electric generating properties consist of: six coal-fired electric generating stations having a total of 22 individual generating units; one hydroelectric generating station; and 16 rapid-start peaking units. All of these electric generating properties were found by the Commission in its September 27, 1996 Order in Cause No. 40003 to be used and useful and reasonably necessary for the convenience of the public. Another wholly-owned subsidiary of Cinergy, CinCap Madison, LLC, owns a 576 MW (summer rating) generating station, the Madison Generating Station ("Madison") located in Butler County, Ohio, which consists of 8 natural gas fired combustion turbine generating units ("CT"). As stated above, CinCap owns a
136.5 MW (summer rating) generating station, the Henry County Generating Station ("Henry County") located in Henry County, Indiana, which consists of 3 natural gas fired combustion turbine generating units. Both the Madison and Henry County stations are interconnected to the Cinergy Transmission System which is the subject of that certain Joint Transmission System Planning and Operating Agreement which was a part of the Settlement Agreement approved by this Commission in its September 11, 2001 Order in Cause No. 41954.

         4. PSI has, through its planning efforts, determined that the increased and still increasing demand for electricity on its utility system requires additional generating capacity as soon as practical.

         5. PSI has considered and implemented numerous resource options, and has determined that the most expeditious, reliable, efficient and economic methods of meeting the anticipated increasing demand for electricity on its utility system include the acquisitions of the Madison and Henry County stations, consisting of approximately 712 MWs (summer rating) of additional peaking capacity. Attached as Exhibit A to this Amended Petition is a summary of PSI's final 2001 integrated resource plan, showing the proposed additions of the Madison and Henry County stations to the PSI system. The summary plan shown on Exhibit A is consistent with the PSI IRP filed with the Commission on March 1, 2002. The acquisitions of the Madison and Henry County stations will result in the addition of approximately 712 MWs (summer rating) of peaking capacity to the PSI system immediately available to serve Indiana customers' electricity demand requirements.

         6. PSI believes that it will be beneficial to PSI and its customers to complete the proposed purchase as soon as practicable. Because the Madison and Henry County stations are already in operation, both of these stations will be available, and will in fact be used, to provide electric utility service to PSI customers immediately upon consummation of the purchase transactions.

         7. The expenditures that PSI proposes for the purchase of such generating facilities are necessary and reasonable and in the public interest. PSI proposes to purchase both the Madison and the Henry County stations at prices based on the original costs of the plants, net of accrued depreciation as of a date certain, with carrying costs associated with the plants incurred up to the date(s) of the purchases.

         8. Joint Petitioner CinCap requests authority to transfer the Henry County station to PSI.

         9. In the April 23, 2001 Order in Cause No. 41569, the Commission imposed certain conditions on CinCap as an owner of a merchant facility. PSI requests that such conditions be removed upon the transfer of the Henry County station to PSI, a regulated public utility. PSI will, however, adopt the additional commitments (1 through 6, inclusive) made by CinCap to address the concerns raised by the Henry County Commissioners, as reflected in the Order in Cause No. 41569, beginning on page 8.

         10. James R. Pope and Kay Pashos, both at 1000 East Main Street, Plainfield, Indiana, 46168, are counsel for Joint Petitioners in this matter, and are duly authorized to accept service of papers in this Cause on behalf of the Joint Petitioners.

         WHEREFORE, PSI and CinCap pray that the Indiana Utility Regulatory
Commission:

         (A) After notice and hearing, enter an order granting Certificates of Public Convenience and Necessity to PSI for the purchase of the Madison and Henry County stations to be used for the furnishing of public utility service;

         (B) Approve PSI's proposed expenditures for said utility power plants, in the amounts to be demonstrated at the hearing in this Cause;

         (C)  Approve CinCap's transfer of the Henry County station to PSI; and

         (D) Enter such other orders and grant such other relief as may be appropriate in the premises.


Dated this 1st day of March 2002.



                                      PSI ENERGY, INC.


                                      By:  _______________________________
                                           Counsel for PSI Energy, Inc.

                                      CINCAP VII, LLC


                                      By: ________________________________
                                          Counsel for CinCap VII, LLC


James R. Pope, Atty. No. 5786-32
Kay Pashos, Atty. No. 11644-49
Cinergy Services, Inc.
1000 East Main Street
Plainfield, IN  46168
(317) 838-1553 (telephone)
(317) 838-1842 (facsimile)
jpope1@cinergy.com




                             CERTIFICATE OF SERVICE


         The undersigned hereby certifies that copy of the foregoing Amended Joint Petition was delivered or mailed, postage prepaid, in the United States Mail, this 1st day of March, 2002, to:

                  Office of the Utility Consumer Counselor
                  Indiana Government Center North
                  100 North Senate Avenue, Room N501
                  Indianapolis, IN  46204-2208

                  Robert L. Hartley, Jr.
                  Henderson Daily Withrow & DeVoe
                  2600 One Indiana Square
                  Indianapolis, IN  46204

                  Melanie Price, Asst. General Counsel
                  Indiana Utility Regulatory Commission
                  Indiana Government Center South, Suite E306
                  302 West Washington Street
                  Indianapolis, IN  46204



                                James R. Pope
                                Counsel for Joint Petitioners
                                PSI Energy, Inc.
                                CinCap VII, LLC

James R. Pope
Attorney No. 5786-32
Cinergy Services, Inc.
1000 East Main Street
Plainfield, IN  46168
(317) 838-1553 (telephone)
(317) 838-1842 (facsimile)
jpope1@cinergy.com